Exhibit 99.1

For Release: 10:45 a.m. EDT

July 1, 2011

GM June U.S. Sales Improve 11 Percent on Strong Retail

Demand for Fuel-Efficient Vehicles

•	GM gains market share in first half of 2011, with sales 192,056 units higher

•	June retail sales rise 16 percent year over year, and up 4 percent over May

•	Chevrolet Cruze sales surpass 20,000 third straight month; retail sales up 153 percent

•	June total sales of full-size pickups increased 15 percent compared to May

DETROIT – General Motors dealers in the United States reported 215,358 total sales in June, an 11-percent gain compared to June 2010. The gain was the result of continued solid retail demand for the company’s wide selection of fuel-efficient vehicles. Retail sales for GM’s brands rose 16 percent for the month, compared to a year ago, and were 4 percent higher than May.

For the month, Chevrolet Cruze had retail sales 153 percent higher than the Chevrolet Cobalt it replaced, and total sales above 20,000 for the third straight month. The 32 MPG highway-rated GMC Terrain and Chevrolet Equinox compact crossovers saw a combined retail sales increase of 78 percent during the month. Passenger car and crossover retail sales also rose substantially, up 33 percent and 24 percent, respectively.

Total sales for GM’s full-size pickups – Chevrolet Silverado and Avalanche, and GMC Sierra, rose 15 percent compared to May, while retail sales increased 20 percent from last month.

“With continued strong consumer demand for GM’s fuel-efficient vehicles, June was another solid month for us,” said Don Johnson, vice president, U.S. Sales Operations. “The month caps a successful first half of 2011 for us in the U.S. market – our sales are up and we’ve gained share profitably.”

In the first half of 2011, GM dealers in the United States have reported 1,261,633 vehicles sold – a 192,056 unit increase over the first half of 2010 – leading to total and retail market share gains.

Compared to last year, June fleet sales decreased 1 percent due to a planned decline in sales to rental accounts. Sales to commercial accounts rose 31 percent – the 15th consecutive month of commercial sales gains. Fleet deliveries accounted for 27 percent of GM’s total sales for the month.

Passenger Cars

Total sales of GM passenger cars increased 28 percent during June, compared to a year ago. Retail sales for cars rose 33 percent for the month on the continuing strength of the Cruze, which was up 153 percent compared to the Chevrolet Cobalt it replaced. The Cruze Eco, which delivers an estimated 42 miles-per-gallon highway, accounted for 17 percent of the model’s sales during the month.

The all-new Buick Regal continued to appeal to new consumers, recording 3,497 retail sales. For the month, approximately 30 percent of Regal sales were turbo models. Cadillac CTS retail sales rose 16 percent, spurred by continued strong demand for the all-new CTS Coupe.

Year-to-date through June, retail sales for GM’s passenger cars rose 43 percent.

Crossovers

Total crossover sales declined 2 percent, due to a planned reduction in sales to fleets, while retail sales were up 24 percent compared to last June. Retail sales of Equinox and Terrain were up 79 percent and 75 percent respectively.

For the first half of 2011, retail sales of GM’s crossovers were up 26 percent.

Pickups

Total combined sales of Silverado and Avalanche, and Sierra increased 5 percent, with retail sales down 2 percent versus a year ago. Total sales of Chevrolet Silverado HD rose 23 percent year-over-year, while GMC Sierra HD sales improved 39 percent. Total sales for both the Silverado and Sierra were the best of any month in 2011.

For the year to date, retail sales for GM’s full-size pickups are up 12 percent, while total sales of 259,101 units represent a 12-percent increase compared to the first six months of 2010.

Month-end dealer inventory in the United States stood at about 605,000 units, up about 21,000 units compared to May and about 168,000 units higher than June 2010.

Brand Key Facts:

•

Chevrolet: Chevrolet dealers delivered 156,848 total vehicles in June, an 11-percent increase over June 2010. Retail sales for Chevrolet were up 16 percent, for the tenth straight month of retail sales increases for the brand. Cruze retail sales were 153 percent higher than the Chevrolet Cobalt. Equinox retail sales rose 79 percent. For the third straight month, sales of passenger cars were higher than trucks and crossovers for the brand – something that hasn’t happened since 1991. Through the first half of 2011, Chevrolet sold 904,548 total vehicles – up 122,105 units, or 16 percent (read more).

•

Buick: Buick reported 14,868 total sales, a 13-percent increase compared to last year. This includes a 19-percent increase in year-over-year retail sales, led by demand for the all-new Regal and Regal Turbo, which accounted for approximately 30 percent of June sales. June was the 21st consecutive month of year-over-year total and retail sales gains for the brand. Year-to-date Buick total sales of 93,599 are 34 percent higher than the first six months of 2010 (read more).

•

GMC: GMC reported total sales of 32,782, a 15-percent increase compared to the same month last year. Retail sales rose 18 percent for the brand on strong demand for the Terrain (up 75 percent) and the Acadia (up 23 percent). Sierra retail sales rose 6 percent and marked the best year of 2011 for the pickup truck. June also marked the 21st consecutive month of year-over-year total and retail sales increases for the brand. Through June, GMC total sales are up 23 percent to 187,364 (read more).

•

Cadillac: Cadillac reported total sales of 10,860 for June, an 8-percent decrease versus last June due to planned reductions in sales to rental accounts. For the month, retail sales increased 5 percent. June was the 17th consecutive month of year-over-year retail sales gains. CTS retail sales continued to be brisk – up 16 percent – driven by the popular CTS Coupe. For the year-to-date, Cadillac total sales are up 18 percent to 76,122 (read more).

•

Fleet sales for GM’s four brands were 58,661 for the month, a 1-percent decline for the month, compared to last year’s June – driven by a planned 4 percent decrease in sales to rental accounts. Sales to commercial customers increased 31 percent – the 15th consecutive month of commercial fleet sales gains. Fleet accounted for 27 percent of GM total sales during the month – lower than the 31 percent fleet mix in June 2010.

About General Motors – General Motors (NYSE: GM, TSX: GMM), one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 202,000 people in every major region of the world and does business in more than 120 countries. GM and its strategic partners produce cars and trucks in 30 countries, and sell and service these vehicles through the following brands: Baojun, Buick, Cadillac, Chevrolet, GMC, Daewoo, Holden, Isuzu, Jiefang, Opel, Vauxhall, and Wuling. GM’s largest national market is China, followed by the United States, Brazil, the United Kingdom, Germany, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on the new General Motors can be found at www.gm.com.

###

CONTACT:

Tom Henderson

tom.e.henderson@gm.com

313-410-2704

For release Friday, July 1, 10:45 AM EDT

Chevrolet Sales Increase 11 Percent in June

Tenth straight month of retail gains, fueled by demand for Camaro, Cruze, and Equinox

DETROIT – Chevrolet sold a total of 156,848 vehicles in June, an 11-percent increase over the same month a year ago. That number includes a 16 percent increase in retail sales – the tenth consecutive month of retail sales gains for Chevrolet – driven by consumer demand for Camaro, Cruze and Equinox.

Total Camaro sales increased 13 percent and retail sales increased 19 percent compared to June of last year. Camaro continues to be the best-selling sports car in the United States, with a total of 48,761 sales for the first six months of 2011. More than 20 percent of this year’s total sales have been the Camaro Convertible, which arrived at U.S. dealers in late February.

After driving a Camaro Convertible SS, DigitalTrends.com wrote:

“The 2011 Chevy Camaro Convertible emits a voluminous mix of thunderous exhaust and engine roar. Driving down the road, this low-slung pony car felt like it could suck a small dog into the engine; make the chandeliers shake in a third-floor apartment building, and power through traffic like a thundering locomotive… Chevy has outdone itself with the redesigned Camaro.”

Cruze recorded a total of 24,896 sales for June, marking the third-consecutive month that sales exceeded 20,000. The success of the Cruze has increased Chevrolet’s total share of the compact-car segment from 9.5 percent a year ago to 11.9 percent for the first five months of 2011, even as the segment size grew by 19 percent.

Total sales for the Equinox increased 56 percent in June, while retail sales climbed 79 percent over last year. Equinox remains one of the hottest-selling vehicles on the market, spending an average of just 19 days on dealer lots.

About Chevrolet

Founded in Detroit in 1911, Chevrolet celebrates its centennial as a global automotive brand with annual sales of about 4.25 million vehicles in more than 120 countries. Chevrolet provides consumers with fuel-efficient, safe and reliable vehicles that deliver high quality, expressive design, spirited performance and value. The Chevrolet portfolio includes iconic performance cars such as Corvette and Camaro; dependable, long-lasting pickups and SUVs such as Silverado and Suburban; and award-winning passenger cars and crossovers such as Spark, Cruze, Malibu, Equinox and Traverse. Chevrolet also offers “gas-friendly to gas-free” solutions including Cruze Eco and Volt. Cruze Eco offers 42 mpg highway while Volt offers 35 miles of electric, gasoline-free driving and an additional 344 miles of extended range. Most new Chevrolet models offer OnStar safety, security and convenience technologies including OnStar Hands-Free Calling, Automatic Crash Response and Stolen Vehicle Slowdown. More information regarding Chevrolet models can be found at www.chevrolet.com.

###

CONTACTS:

Tom Henderson

GM Sales Communications

313-410-2704

tom.e.henderson@gm.com

Monte Doran

Chevrolet Communications

313-348-2317

monte.doran@gm.com

For Immediate Release: Friday, July 1, 2011

Buick Sales Rise in June; Up 35 Percent in First Half of 2011

Regal’s second-best sales month fuels Buick’s 21st straight month of retail sales gains

DETROIT – Buick achieved its 21st consecutive month of retail sales gains in June, spurred by Regal’s second-best month of sales since its launch in spring 2010.

Buick retail sales grew 19 percent, year over year, with total sales up 13 percent. The first half of 2011 saw Buick’s retail sales increase 35 percent and its total sales grow 34 percent, with significant gains in Miami, Phoenix, New York and Houston.

“By choosing Regal, LaCrosse and Enclave over competitor models, luxury car and crossover shoppers have made Buick one of the fastest growing major automotive brands in the United States,” said Brian Sweeney, U.S. vice president of Buick & GMC Sales and Service. “With more new models coming to our showrooms this year, we expect even more consumers to discover Buick.”

Demand by individual customers for Regal continued to grow in June, nearly matching its best month of sales since its launch in December. Retail sales of the sport sedan were up 6 percent while total sales were down 17 percent, month over month, with 45 percent of buyers coming from non-GM brands.

Lindsay Kemner of New Jersey recently traded in a Honda Accord coupe for a Regal after considering comparable models made by Nissan, Infiniti and Honda.

“I love the look of the Regal, and when I first drove it I was impressed by how smooth it is,” said Kemner, a 24-year-old registered nurse. “Everyone I’ve shown it to really loves it.”

The all-new Regal Turbo, which launched in spring, accounted for a third of the sport sedan’s retail sales in June. The turbo’s 2.0-liter direct-injection four-cylinder engine delivers better horsepower and torque than the Acura TSX and Volkswagen CC, and with its manual six-speed transmission, it also delivers better fuel economy, with an EPA-rated 32 mpg highway.

The Regal lineup will grow in the second half of the year with the introduction of the fuel efficient 2012 Regal eAssist and the performance-oriented 2012 Regal GS. The GS, which arrives at dealerships this fall, was recently SAE-certified to deliver 270 horsepower (201kW) and 295 lb.-ft. of torque (400Nm) for an estimated 0-60 mph performance of 6.7 seconds.

LaCrosse retail sales were up 2 percent over May, but down 3 percent through the first half of the year. Total LaCrosse sales grew 25 percent month over month, but were down 4 percent calendar year to date. LaCrosse sales are expected to return to growth this fall with the introduction of the 2012 LaCrosse with eAssist™, which is expected to deliver class-leading highway fuel economy of 36 mpg.

Enclave momentum continued to grow in June with retail sales up 11 percent and total sales up 7 percent, calendar year to date. One reason for the Enclave’s sales success is its fuel economy, 24 mpg highway (FWD), which is better than any eight-passenger crossover.

Enclave, a four-time winner of Consumer Digest’s Best Buy award, has the highest “conquest” rate of any Buick, with 48 percent coming from non-GM brands. Approximately 41 percent of all Buick buyers come from non-GM brands and 19 percent come from imports.

“Almost every day we’re seeing customers who want to trade in a Lexus, Infiniti or BMW for a Buick,” said Mark Whibbs, dealer principal of Vince Whibbs Buick in Pensacola, Fla. “Many of our new customers are young professionals who can buy whatever they want, and they’re choosing Buick.”

About Buick

Buick is a modern luxury brand offering vehicles with sculpted designs, luxurious interiors with thoughtful personal technologies, along with responsive-yet-efficient performance. Buick is attracting new customers with its portfolio of award-winning models, including the Enclave crossover, LaCrosse sedan, Regal sport sedan and highly anticipated all-new 2012 Buick Verano compact luxury sedan. Buick is one of the fastest growing majors in the U.S. and remains a best-selling brand in China, with continuing record growth. Learn more about Buick cars and crossovers at www.buick.com, on Twitter @buick or at www.facebook.com/buick.

# # #

Contact:

Nick Richards

313-720-9541

nick.richards@gm.com

GMC Sales Grow in June; Up 24 Percent in First Half of 2011

Terrain, Acadia drive 21st straight month of gains; Sierra achieves best month of year to date

DETROIT – GMC delivered its 21st consecutive month of retail sales gains on strong demand for its fuel-efficient trucks, crossovers and SUVs, with retail sales in June up 18 percent year over year and total sales up 15 percent. The brand hit the mid-year mark with retail sales up 24 percent and total sales up 23 percent, with significant gains in Phoenix, New York, Boston and Atlanta.

“GMC’s blend of fuel efficiency and professional grade capability continued to attract new customers to its dealerships in June,” said Brian Sweeney, U.S. vice president of Buick & GMC Sales and Service. “Retail sales of Terrain and Acadia combined grew 44 percent year over year last month, and total sales of Sierra HD trucks are up 34 percent so far this year.”

With its segment-leading fuel efficiency, rugged styling and flexible interior, Terrain achieved a 75-percent increase in retail sales and a 52-percent increase in total sales for the month of June compared to 2010. The smaller SUV, which is EPA-rated for 32 mpg in highway driving, finished the first half of the year with retail sales up 52 percent and total sales up 53 percent.

Army Major Elvis Mabry, stationed at Fort Dix in New Jersey, recently traded in a Toyota RAV4 for a Terrain after test driving comparable Toyota, Honda and Ford models, including a hybrid. He liked Terrain’s size, fuel efficiency and price, which starts at $24,500.

“I’ve driven Toyota for many years, but I definitely wanted to buy an American car this time around,” Mabry said. “I did a lot of research before buying and was very excited that Terrain has what I was looking for. The options are just fantastic. The in-dash nav system is easy to use and the adjustable seats are a lot more comfortable than in the Toyota.”

Acadia, which is EPA-rated for 24 mpg in highway driving, also excelled in June, with retail sales up 23 percent and total sales up 7 percent. The crossover, which offers better highway fuel range than Honda Pilot and Ford Explorer, also delivered gains for the first half of 2011, with retail sales up 17 percent and total sales up 13 percent.

Acadia and Terrain combined continue to represent 44 percent of GMC’s sales calendar year to date, and are in a dead heat for the highest conquest rate, with Acadia narrowly leading. More than half of all Acadia and Terrain customers are coming from non-GM brands. Approximately 46 percent of all GMC buyers come from non-GM brands.

Demand for Sierra picked up in June, particularly for heavy duty models. Retail HD sales were up 35 percent and total HD sales were up 39 percent year over year, and up 29 percent and 34 percent, respectively, for the calendar year.

In June, the entire Sierra lineup’s retail sales grew 18 percent over May, with total sales up 15 percent. Sierra lineup’s retail sales grew 20 percent and total sales rose 22 percent for the first half of the year.

In June, Yukon/XL’s combined retail sales were up 18 percent over May, and its combined total sales – retail and fleet – were up 2 percent year over year. The Yukon lineup’s retail sales grew 9 percent and total sales rose 8 percent for the first half of the year.

Yukon/XL recently placed second in the 2011 J.D. Power Initial Quality StudySM, in the large crossover/SUV segment, exceeding the segment average score by 7 percent. In the same study, GMC scored within the Top 10 industry brands, ranking 10th overall. GMC moved up 15 positions compared to last year’s results.

A contributing factor in GMC’s continued sales growth is its Denali lineup, which blends the brand’s professional grade capability with exclusive styling and premium content. Demand for the trim level has more than doubled this year, with Denali models now accounting for over 16 percent of GMC total sales and contributing to 21 consecutive months of GMC sales increases.

“Our Denali customers are leaving Toyota, Mercedes, Volvo and Acura, just to name a few,” said Greg Pollice, general sales manager at Burns GMC in New Jersey. “These customers are accustomed to premium quality and are impressed with the uniqueness of Denali. We are selling them as quick as we can get them.”

About GMC

GMC has manufactured trucks since 1902, and is one of the industry’s healthiest brands. Innovation and engineering excellence is built into all GMC vehicles and the brand is evolving to offer more fuel-efficient trucks and crossovers, including the Terrain smaller SUV and Acadia crossover. GMC is the only manufacturer to offer three full-size hybrid trucks with the Yukon, Yukon Denali SUVs and the Sierra pickup. The new Sierra Heavy Duty pickups are the most capable and powerful trucks in the market. Details on all GMC models are available at www.gmc.com, on Twitter at @thisisgmc or at http://www.facebook.com/gmc.

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For Release Friday, July 1, 2011, 10:45 a.m. EDT

Cadillac U.S. Retail Sales Rise 5 Percent in June

•      17th consecutive month of year-over-year retail sales gains

•      CTS continues strong year-to-year retail growth, up 16 percent

•      Brand ranks in Top 10 in J.D Power Initial Quality Survey

DETROIT – Cadillac reported retail sales growth for the 17th consecutive month in June with U.S. retail sales rising 5 percent in June to 10,215, led by the CTS family of luxury cars and Escalade line of luxury SUVs.

“Luxury consumers continue to respond to Cadillac’s product lineup,” said Kurt McNeil, vice president of Cadillac Sales and Service. “Beyond just sales figures, this month we also saw Cadillac recognized as the leading U.S. brand in Initial Quality by J.D. Power.”

In June, J.D. Power released its 2011 Initial Quality Survey (IQS) which ranked Cadillac ninth overall in an initial customer quality survey and rated the Cadillac Escalade the best- performing luxury brand vehicle in its segment.

The CTS Sedan, Wagon and Coupe posted retail sales of 3,978 units in June for a 16 percent increase compared to June last year. Year-to-date sales to individual customers of the CTS family are up 62 percent. Year-to-date retail sales of the CTS sedan increased 20 percent over last year.

SRX retail sales also remained strong in June at 3,678 units. SRX has a calendar year-to-date retail sales increase of 18 percent.

Escalade sales also continued to grow with calendar-year-to-date retail sales up 8 percent. Escalade remains the top selling luxury SUV brand in the United States and retained the top J.D. Power IQS ranking for the second year in a row.

Fleet sales declined in June as Cadillac continues to focus on retail sales. Fleet sales accounted for just over 6 percent of sales, down from 17 percent of sales last year.

About Cadillac

Cadillac has been a leading luxury auto brand since 1902. In recent years, Cadillac has engineered a historic renaissance led by artful engineering and advanced technology. More information on Cadillac can be found at media.cadillac.com.

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GM U.S. Deliveries for June 2011 - Divisional Brand Level

*S/D Curr: 26	June				(Calendar Year-to-Date) January - June
*S/D Prev: 25	2011	2010	% Chg Volume	% Chg per S/D	2011	2010	% Chg Volume
Vehicle Total	215,358	195,380	10.2	6.0	1,261,633	1,080,521	16.8
Brand Total	215,358	194,828	10.5	6.3	1,261,633	1,069,577	18.0
Other Brand Total	0	552	***.*	***.*	0	10,944	***.*

GM Vehicle Deliveries by Marketing Division
	2011	2010	% Chg Volume	% Chg per S/D	2011	2010	% Chg Volume
Buick Total	14,868	13,133	13.2	8.9	93,599	70,032	33.7
Cadillac Total	10,860	11,788	-7.9	-11.4	76,122	64,785	17.5
Chevrolet Total **	156,848	141,381	10.9	6.7	904,548	782,443	15.6
GMC Total **	32,782	28,526	14.9	10.5	187,364	152,317	23.0
Brand Total	215,358	194,828	10.5	6.3	1,261,633	1,069,577	18.0
HUMMER Total	0	303	***.*	***.*	0	2,929	***.*
Pontiac Total	0	112	***.*	***.*	0	927	***.*
Saab Total	0	0	***.*	***.*	0	608	***.*
Saturn Total	0	137	***.*	***.*	0	6,480	***.*
Other Brand Total	0	552	***.*	***.*	0	10,944	***.*

GM Vehicle Total	215,358	195,380	10.2	6.0	1,261,633	1,080,521	16.8

*	Twenty-six selling days for the June period this year and twenty-five for last year.
**	Calendar Year 2010 includes GMC & Chevrolet Dealer deliveries of commercial vehicles distributed by American Isuzu Motors, Inc.

Sales Reporting and Data Management	Page 1 of 2

GM U.S. Deliveries for June 2011 by Model

	June				(Calendar Year-to-Date) January - June
	2011	2010	% Chg Volume	% Chg per S/D	2011	2010	% Chg Volume
Selling Days (S/D)	26	25

Enclave	4,006	4,561	-12.2	-15.5	28,004	26,247	6.7
LaCrosse	5,965	5,376	11.0	6.7	29,327	30,409	-3.6
Lucerne	1,364	2,875	-52.6	-54.4	14,280	12,905	10.7
Regal	3,533	321	***.*	958.3	21,988	471	***.*
Buick Total	14,868	13,133	13.2	8.9	93,599	70,032	33.7

CTS	4,198	4,193	0.1	-3.7	27,005	19,085	41.5
DTS	879	1,591	-44.8	-46.9	8,738	9,014	-3.1
Escalade	957	1,008	-5.1	-8.7	6,945	7,514	-7.6
Escalade ESV	577	607	-4.9	-8.6	3,797	3,388	12.1
Escalade EXT	142	147	-3.4	-7.1	896	813	10.2
SRX	3,951	3,804	3.9	-0.1	26,200	22,655	15.6
STS	147	409	-64.1	-65.4	2,529	2,145	17.9
XLR	9	29	-69.0	-70.2	12	171	-93.0
Cadillac Total	10,860	11,788	-7.9	-11.4	76,122	64,785	17.5

Avalanche	1,667	1,968	-15.3	-18.6	8,718	9,427	-7.5
Aveo	3,869	5,728	-32.5	-35.1	21,266	20,477	3.9
Camaro	8,486	7,540	12.5	8.2	48,761	46,378	5.1
Caprice	42	0	***.*	***.*	65	0	***.*
Chevy C/T Series	0	1	***.*	***.*	0	8	***.*
Chevy W Series	0	28	***.*	***.*	0	192	***.*
Cobalt	106	10,141	-99.0	-99.0	814	77,394	-98.9
Colorado	3,010	1,885	59.7	53.5	16,114	11,661	38.2
Corvette	1,299	1,405	-7.5	-11.1	6,896	6,355	8.5
Cruze	24,896	0	***.*	***.*	122,972	0	***.*
Equinox	17,954	11,490	56.3	50.2	95,838	66,990	43.1
Express	5,798	6,535	-11.3	-14.7	32,956	28,259	16.6
HHR	870	6,004	-85.5	-86.1	35,502	38,076	-6.8
Impala	16,325	14,451	13.0	8.6	103,644	89,491	15.8
Kodiak 4/5 Series	10	254	-96.1	-96.2	10	1,045	-99.0
Kodiak 6/7/8 Series	0	73	***.*	***.*	0	192	***.*
Malibu	23,737	20,720	14.6	10.2	122,783	108,317	13.4
Silverado-C/K Pickup	32,579	30,994	5.1	1.1	182,785	166,782	9.6
Suburban (Chevy)	3,354	3,911	-14.2	-17.5	18,606	22,157	-16.0
Tahoe	5,476	6,809	-19.6	-22.7	34,013	36,690	-7.3
TrailBlazer	22	51	-56.9	-58.5	33	205	-83.9
Traverse	6,787	11,371	-40.3	-42.6	50,027	52,271	-4.3
Uplander	0	22	***.*	***.*	0	76	***.*
Volt	561	0	***.*	***.*	2,745	0	***.*
Chevrolet Total	156,848	141,381	10.9	6.7	904,548	782,443	15.6

Acadia	6,285	5,862	7.2	3.1	39,811	35,324	12.7
Canyon	739	576	28.3	23.4	4,148	3,567	16.3
Envoy	4	15	-73.3	-74.4	5	72	-93.1
GMC C/T Series	0	3	***.*	***.*	0	52	***.*
GMC W Series	0	27	***.*	***.*	0	272	***.*
Savana	1,835	1,249	46.9	41.3	10,136	6,639	52.7
Sierra	12,377	11,441	8.2	4.0	67,598	55,608	21.6
Terrain	6,989	4,603	51.8	46.0	41,364	27,115	52.6
Topkick 4/5 Series	5	153	-96.7	-96.9	5	816	-99.4
Topkick 6/7/8 Series	8	125	-93.6	-93.8	8	343	-97.7
Yukon	3,000	2,210	35.7	30.5	15,164	11,761	28.9
Yukon XL	1,540	2,262	-31.9	-34.5	9,125	10,748	-15.1
GMC Total	32,782	28,526	14.9	10.5	187,364	152,317	23.0

Brand Total	215,358	194,828	10.5	6.3	1,261,633	1,069,577	18.0

HUMMER Total	0	303	***.*	***.*	0	2,929	***.*

Pontiac Total	0	112	***.*	***.*	0	927	***.*

Saab Total	0	0	***.*	***.*	0	608	***.*

Saturn Total	0	137	***.*	***.*	0	6,480	***.*

Other Brand Total	0	552	***.*	***.*	0	10,944	***.*

GM Vehicle Total	215,358	195,380	10.2	6.0	1,261,633	1,080,521	16.8

Sales Reporting and Data Management	Page 2 of 2